Exhibit 16.1
February 28, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read Item 4.01 of Form 8-K dated February 28, 2025, of Black Stone Minerals, L.P. and are in agreement with the statements contained in the first through third paragraphs on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP